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                                                                       EXHIBIT 4


     SECOND AMENDMENT, dated as of February 27, 1998 (this "Amendment"), to that certain Credit Agreement (the "Credit Agreement") which became effective pursuant to the terms of the Termination, Replacement and Restatement Agreement dated as of June 7, 1995 (the "Restatement Agreement"), among DETROIT DIESEL CORPORATION, a Delaware corporation (the "Borrower"), the several banks and other financial institutions parties thereto (the "Lenders") and Chemical Bank, a New York banking corporation, as agent for the Lenders and the predecessor in interest of The Chase Manhattan Bank, a New York banking corporation, now acting as agent for the Lenders (in such capacity, the "Agent").

                                  WITNESSETH:

     WHEREAS, the parties hereto originally entered into a credit agreement (the "Original Credit Agreement"), dated as of January 7, 1994; and

     WHEREAS, the parties subsequently entered into the Restatement Agreement whereby the Original Credit Agreement was terminated, subject to applicable survival provisions, and simultaneously replaced by the Credit Agreement; and

     WHEREAS, pursuant to the Original Credit Agreement and the Credit Agreement, the Lenders have agreed to make, and have made, certain loans to the Borrower; and

     WHEREAS, the Borrower has requested, and, upon this Amendment becoming effective, the Majority Lenders have agreed, that certain provisions of the Credit Agreement be amended in the manner provided for in this Amendment.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     I. DEFINED TERMS. Except as otherwise specifically defined herein, capitalized terms defined in the Credit Agreement and used herein and therein shall have the meanings given to them in the Credit Agreement. References to sections and subsections in this Amendment shall be to the Credit Agreement.

     II.    AMENDMENTS TO CREDIT AGREEMENT.

            A. Amendments to Section 1. Subsection 1.1 of the Credit Agreement is hereby amended by (i) deleting the definition of "Reportable Event" contained therein and (ii) inserting in their correct alphabetic order the following new definitions:

           "'Reportable Event': any of the events set forth in Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .23, .25, .27, .28, .29, .31 or .32 of
      PBGC Reg. Section  4043.



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           "'Second Amendment Effective Date': the date on which the conditions to effectiveness of the Second Amendment, dated as of February 27, 1998, to this Credit Agreement have been satisfied."

           "'Total Basket Amount': the sum of the following amounts:

           (a) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted under Section 7.2(g);

           (b) the aggregate amount of Attributable Debt under Section 7.3(b);
      and

           (c) the aggregate outstanding principal amount of all Indebtedness of all Subsidiaries, excluding (i) the Excluded Indebtedness, and (ii) for so long as the applicable Subsidiary Guarantee remains in effect, Indebtedness for which the Subsidiary executes and delivers (A) a Subsidiary Guarantee in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit I, and (B) as reasonably requested by the Agent, one or more certificates, resolutions and opinions of counsel, in each case, in form and substance reasonably acceptable to the Agent."

     B. Amendments to Section 4. Section 4 of the Credit Agreement is hereby amended by deleting in its entirety Section 4.12 thereof and substituting in lieu thereof a new paragraph to read as follows:

           "4.12 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code and any applicable regulations thereof. No distress termination (as provided in Section 4041 of ERISA) and no termination as provided in Section 4042 of ERISA of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund the Plans and calculated in accordance with FASB 35) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan such that such entity by virtue of such withdrawal became subject to any material liability under ERISA, nor does the Borrower nor any Commonly Controlled Entity presently intend to completely or partially withdraw from any Multiemployer Plan such that such entity would thereby become subject to any material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. There is no pending or, to the best of the Borrower's


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      knowledge, threatened litigation or investigation questioning the form or operation of any Plan nor is there any basis for any such litigation or investigation which if adversely determined could have a Material Adverse Effect."

      C. Amendments to Section 7. Section 7 of the Credit Agreement is hereby amended as follows:

           1. by deleting in its entirety paragraph (g) of subsection 7.2 thereof and substituting in lieu thereof a new paragraph to read as follows:

           "(g) Liens not otherwise permitted hereunder which secure Indebtedness in an aggregate principal amount at any time outstanding if, after giving effect thereto, the Total Basket Amount does not exceed 40% of Net Worth at such time."

           2. by deleting in its entirety subsection 7.3 thereof and substituting in lieu thereof a new subsection to read as follows:

           "7.3 Limitation on Sales and Leasebacks. Enter into any Sale/Leaseback Transaction (a) other than the Sale/Leaseback Transactions in existence on the Second Amendment Effective Date and listed on
      Schedule 7.3 (and any replacements thereof on comparable terms) or (b) unless (i) after giving effect thereto, the Total Basket Amount does not exceed 40% of Net Worth at such time, (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (iii) the gross sale proceeds received by the Borrower or the selling Subsidiary are not less than the subject property's fair market value at such time, as determined by the Board of Directors of the Borrower or such Subsidiary."

           3. by deleting in its entirety the subsection 7.7 thereof and substituting in lieu thereof a new subsection to read as follows:

           "7.7 Limitation on Subsidiary Indebtedness. Permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness (other than (i) Indebtedness of such Subsidiary to the Borrower or any other Subsidiary,
      (ii) and Indebtedness secured by Liens permitted under subsection 7.2 and
      (iii) Indebtedness of such Subsidiary that is supported by the Italian Letter of Credit (collectively, "Excluded Indebtedness")) if, after giving effect thereto, the Total Basket Amount would exceed 40% of Net Worth at such time."

      III. Conditions to Effectiveness. This Amendment shall become effective on the date (the "Second Amendment Effective Date") on which the Borrower, the Majority Lenders and the Agent shall have executed and delivered to the Agent this Amendment.

      IV. General.

      A. Representations and Warranties. In order to induce the Agent and the Lenders parties hereto to enter into this Amendment, the Borrower hereby represents and warrants to the Agent and all of the Lenders as of the Second Amendment Effective Date that the representations
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and warranties made by the Borrower in the Credit Agreement are true and correct in all material respects on and as of the Second Amendment Effective Date, before and after giving effect to the effectiveness of this Amendment, as if made on and as of the Second Amendment Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

     B. Payment of Expenses. The Borrower agrees to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Agent.

     C. No Other Amendments Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the Notes are and shall remain in full force and effect.

     D. Governing Law: Counterparts. 1. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     2. This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


                                DETROIT DIESEL CORPORATION
                                By:  /s/ Daniel J. McEnroe
                                Name:       Daniel J. McEnroe
                                Title:      Treasurer



                                THE CHASE MANHATTAN BANK, as Agent, as
                                Issuing Bank and as a Lender
                                By:  /s/ Andris E. Kalnins
                                     Name: Andris E. Kalnins
                                     Title: Vice President

                                BANK OF AMERICA NT&SA
                                (formerly known as Bank of America
                                Illinois)
                                By:  /s/ Steven K. Ahrenholz
                                     Name: Steven K. Ahrenholz
                                     Title: Vice President




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                                BANK OF MONTREAL
                                By:  /s/ L. Durning
                                     Name: L. Durning
                                     Title: Portfolio Manager

                                THE BANK OF NOVA SCOTIA
                                By:  /s/ F.C.H. Ashby
                                     Name: F.C.H. Ashby
                                     Title: Senior Manager Loan Operations

                                CIBC INC.
                                By:  /s/ Stephanie Johnson-Devane
                                     Name: Stephanie Johnson-Devane
                                       Title: Executive Director, CIBC
                                       Oppenheimer Corp., as agent

                                CITIBANK, N.A.
                                By:  /s/ Brian Ike
                                     Name: Brian Ike
                                     Title: Attorney-In-Fact

                                COMERICA BANK
                                By:  /s/ Andrew R. Craig
                                     Name: Andrew R. Craig
                                     Title: Vice President

                                CORESTATES BANK, N.A.
                                By:  /s/ S. Scott Gates
                                     Name: S. Scott Gates
                                     Title: Vice President

                                CREDIT LYONNAIS CHICAGO BRANCH
                                By:  /s/ Kent S. Davis
                                     Name: Kent S. Davis
                                     Title: Vice President

                                DG BANK
                                DEUTSCHE GENOSSENSCHAFTSBANK DG
                                By:  /s/ Pamela Ingram
                                     Name: Pamela Ingram
                                     Title: Assistant Vice President
                                By:  /s/ Robert B. Herber
                                     Name: Robert B. Herber
                                     Title: Vice President

                                FIRST UNION NATIONAL BANK
                                (formerly known as First Union National


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                                Bank of North Carolina)
                                By:  /s/ Jorge Gonzalez
                                     Name: Jorge Gonzalez
                                     Title: Senior Vice President

                                NATIONSBANK, N.A.
                                By:  /s/ Valerie C. Mills
                                     Name: Valerie C. Mills
                                     Title: Vice President

                                NBD BANK
                                By:  /s/ William H. Canney
                                     Name: William H. Canney
                                     Title: Vice President

                                THE SUMITOMO BANK, LIMITED
                                By:  /s/ John C. Kissinger
                                     Name: John C. Kissinger
                                     Title: Joint General Manager

                                WELLS FARGO BANK, N.A.
                                By:  /s/ John Hukari
                                     Name: John Hukari
                                             Title: Assistant Vice President